Exhibit 4.9
BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of 8% redeemable subordinated debentures due 2019 (the "Debentures") of German American Bancorp, Inc. ("GABC").

This will instruct you whether to exercise Rights to purchase Debentures distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus.

Box 1.   ☐ Please DO NOT EXERCISE RIGHTS.

Box 2.   ☐ Please EXERCISE RIGHTS for Debentures as set forth below.

	Principal Amount of Debentures Subscribed For *	Payment **
Basic Subscription Privilege with Rounding-Up Privilege	_________________ x	$_____________(Line 1)
Over-Subscription Privilege	_________________ x	$_____________ (Line 2)
Total Payment Required		$_____________ (Sum of Lines 1 and 2)

* Must be in denominations of $10,000 or integral multiples thereof

**100% of principal amount

Box 3.   ☐ Payment in the following amount is enclosed: $____________

Signature(s)

Date:	Please type or print name(s) below: